UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 24, 2003

PDS GAMING CORPORATION

(Exact name of Registrant as specified in its charter)

Commission File No. 0-23928

Minnesota	41-1605970
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

6171 McLeod Drive, Las Vegas, Nevada 89120
(Address of principal executive offices)

(702) 736-0700
(Registrant’s telephone number, including area code)

Item 5. Other Events.

This report is being filed solely for the purpose of reporting the letter of intent with respect to a proposal submitted by a management group consisting of Johan P. Finley, Lona M.B. Finley, and Peter D. Cleary to acquire all of the approximately 69% of the outstanding shares of common stock of PDS Gaming Corporation (the "Company") not already owned by the management group for $1.25 per share in cash, and an additional $1.50 per share in deferred cash payment rights.  The deferred cash payment rights represent the right to receive three equal installments of $0.50 per share of common stock on the first, second, and third anniversaries, respectively, of the closing of the transaction.

The proposal is subject to, among other things, the execution of a definitive agreement, approval by a committee of the Company’s independent directors and by a majority of the Company’s shares not owned by the management group, the procuring of all necessary consents of the Company’s commercial lenders and the trustees under the indentures covering the Company’s outstanding debt securities (the “Indentures”), the securing of required approvals from all gaming regulatory agencies, the obtaining of the necessary financing, and the receipt by the Company of a favorable fairness opinion from an investment bank.  The management group intends, pursuant to the terms of the Indentures, to maintain the Company’s status as a public reporting company under the Securities Exchange Act of 1934 until July 1, 2004.  The management group further intends to keep the Company’s operations intact and maintain its headquarters at its present location.

For additional information concerning the foregoing, reference is made to the Company’s press releases issued on February 24, 2003 and February 26, 2003, copies of which are attached as exhibits to this report and incorporated by reference.

Item 7.  Financial Statements and Exhibits.

The following exhibits are included with this current report on Form 8-K as required by Item 601 of Regulation S-K.

Exhibit Number	Description
99.1	Press release dated February 24, 2003 announcing the execution of the Letter of Intent
99.2	Press release dated February 26, 2003 announcing clarification regarding deferred payment rights described in the press release dated February 24, 2003

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDS GAMING CORPORATION

Dated: February 26, 2003	By:/s/ Peter D. Cleary
Peter Cleary
President and Chief Operating Officer
(a duly authorized officer)